Dated  April 16, 1996


        Frontier Poland Exploration and Producing Company Sp. z o.o.


                                     and


             RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie





                Farm-out Agreement relating to Concession Blocks

           051, 052, 071, 072, 073, 091, 092, 093, 111, 112, and 113

                in the onshore Baltic region of northern Poland

TABLE OF CONTENTS                                       PAGE

 1.DEFINITIONS AND INTERPRETATIONS                       2

 2.ASSIGNMENT OF INTERESTS                               3

 3.FARM-OUT OBLIGATIONS                                  4

 4.COSTS                                                 5

 5.CONDUCT AND CONTROL OF OPERATIONS                     5

 6.INTERESTS                                             6

 7.WARRANTIES AND UNDERTAKINGS                           7

 8.FURTHER ASSURANCE                                     9

 9.INFORMATION                                           9

10.CONFIDENTIALITY                                       10

11.FORCE MAJEURE                                         10

12.ASSIGNMENT                                            11

13.AMENDMENT                                             11

14.RELATIONSHIP                                          11

15.NOTICES                                               12

16.TERMINATION                                           13

17.GOVERNING LAW/ARBITRATION                             13


APPENDIX   Form of Assignment of Percentage Interest
           Form of Joint Operating Agreement
           Map of Contract Area

This Agreement is made as of the 16th day of April, 1996 BETWEEN
Frontier Poland Exploration and Producing Company Sp. z o.o., a Polish limited liability company, being an affiliate (100 %) of Frontier Oil Exploration Company, Salt Lake City, Utah, USA, with an office at Wal Miedzeszynski 646, 03-994 Warszawa/Poland (hereinafter called "Frontier") of the first part, and RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie, a German Corporation having an office at Uberseering 40, 22297 Hamburg (hereinafter called "RWE-DEA") of the second part;
both companies are being referred to individually as "Party" and collectively as "Parties".

WHEREAS

a) Frontier is the present holder of the Polish exploration concessions covering the onshore portions of concession blocks 051, 052, 071, 072, 091, 092, 093, 111, 112, 113 and 073 (the "Concessions") in the northern baltic onshore region of the Republic of Poland pursuant to that certain Mining Usufruct Agreement dated the 22nd day of August, 1995, as amended by Amendment No. 1 (the "Usufruct Agreement") between Frontier and the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority;

b) Frontier currently owns a one hundred percent (100%) interest in and to the Concessions and in and under the Usufruct Agreement;

c) Frontier and RWE-DEA have agreed in principle on the form of a Joint Operating Agreement (the "JOA");



d) RWE-DEA desires to acquire a fifty percent (50%) undivided interest in and to the Concessions and in and under the Usufruct Agreement and in and under the JOA, and Frontier is willing to assign and transfer such interest to RWE-DEA upon the terms and conditions hereinafter contained.
e) For all purposes of this Agreement and the assignment and transfer of interest the term "RWE-DEA" shall also include an affiliate of RWE-DEA which might be established to carry out the purpose of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1In this Agreement the following words and expressions shall bear the meanings respectively set opposite them below:

   "Assigned Area"     the area covered by the Concessions;

   "Assignment Documents"                                the instruments of
                       assignment comprising the Deed of Assignment of the Concession and the Assignment of Percentage Interest in the forms set out in the Appendix hereto, and any other documents evidencing the transfer of interests to RWE-DEA, subject to such amendments as may be requested by the Government and as are approved by the Parties such approval not to be unreasonably withheld;

   "Farm-Out Interest" means a fifty percent (50 %) interest in the
                       Concessions, the Usufruct and the JOA to be assigned to


                       RWE-DEA upon fulfillment by RWE-DEA of the Farm-Out Obligation;

   "Farm-Out Well"     means the initial exploration well, being drilled and to
                       be determined by RWE-DEA;

   "Government"        means The State Treasury of the Republic of Poland;

   "Contingent Well"   means the well at a location to be determined by
                       Frontier in accordance with the Usufruct Agreement and the JOA and to be drilled subsequent to the initial
                       Farm-Out Well.

1.2Words and expressions defined in the JOA shall, unless the context otherwise requires, bear the same meanings when used in this Agreement; this Agreement shall prevail in cases of conflict between both agreements.

2. ASSIGNMENT OF INTERESTS

2.1Each Party shall execute such of the Assignment Documents applicable to the Farm-Out Interest to which it is shown therein as a Party in order that 50% interest in the Usufruct, the JOA and the Concessions shall be owned beneficially by RWE-DEA, whether by assignment of interest therein or by virtue of the transfer of ownership interest in Frontier itself, or by any other reasonable method, so that thereafter the respective interests of the Parties in the Assigned Area shall be as set out in clause 6 hereof.

2.2This Assignment of interests is subject to the Government's approval including, if applicable, the permission for RWE-DEA to become a fifty percent (50%) Co-Concession holder in the Concessions or the permission for RWE-DEA to become a fifty percent (50%) owner of Frontier.

2.3Frontier shall use all reasonable endeavours to obtain the consent of the Government to the assignment including the permission of the Government for RWE-DEA to become a Co-Concession holder in the Concessions or a stockholder of Frontier as soon as possible. The Parties shall execute, if and when required by the law any and all documentation required by the Government.

2.4If despite such endeavours, the Government refuses consent to the assignment or fails to give its consent in terms reasonably acceptable to Frontier and RWE-DEA on or before December 31, 1996 (or such later date as RWE-DEA and Frontier may agree in writing) this Agreement shall automatically terminate, and except as otherwise provided herein, neither RWE-DEA nor Frontier shall have any further rights or be subject to any further obligations hereunder and payments by RWE-DEA to Frontier already made under this Agreement will be refunded.

2.5The parties may elect a method other than a simple assignment of interests to provide RWE-DEA with the required 50% beneficial interest in the Concessions, the Usufruct and the JOA. For example, RWE-DEA may elect to simply acquire 50% direct ownership interest in Frontier. The parties shall cooperate in electing and carrying out the method of transfer of interest which best accomplishes their joint goal of sharing equally the beneficial interest in the oil and gas interests in the Concession area, and shall prepare and sign such documents as will best accomplish that goal.

3. FARM-OUT OBLIGATIONS


3.1In consideration of the assignment of the Farm-Out Interest by Frontier, RWE-DEA will within fifteen (15) working days of execution of this Agreement pay to Frontier a one time fee of US Dollar $250,000 without any interest for past costs reimbursals.

3.2RWE-DEA will finance 100% of the seismic acquisition and processing costs covering leads "A", "E" and "B" up to an amount of US Dollar $1,000,000 plus 10% for contingencies. Costs in excess of this amount will be shared at a 50% : 50% basis.

3.3RWE-DEA will pay 100% of the drilling, testing and abandoning costs up to US
   Dollar $1,000,000 of the Farm-Out Well. This well is to be spudded in 1996 and drilled to a depth sufficient to comply with the Usufruct Agreement (Base Cambrian or 3.000 meters). Costs in excess of US Dollar $1,000,000 will be shared at a 50%:50% basis. RWE-DEA will have the ultimate decision in selecting the drilling location. The timing for drilling is subject to completion of seismic acquisition and availability of a suitable drilling rig.

3.4Within 60 days after completing or abandoning the Farm-Out Well Frontier shall propose a location on one of the two remaining leads and RWE-DEA shall have an additional 30 days to agree to pay for and participate in the drilling of this Contingent Well or to withdraw from the joint venture. If RWE-DEA agrees to participate at that point they will have earned a 50% interest in the Concessions. The anticipated spud date for the Contingent Well is the second quarter 1997.

3.5Upon the completion of the Farm-Out Well, RWE-DEA may elect to re-assign its interest to Frontier in the same proportions assigned by Frontier to RWE-DEA herein. In such case, RWE-DEA will have no further obligations to participate in further obligations under the JOA, the Usufruct Agreement and the Concessions. There will be no reimbursement for costs incurred for RWE-DEA's account and/or paid by RWE-DEA pursuant to the terms of this Agreement, the JOA or the Usufruct Agreement.

4. COSTS

   The Parties will be responsible for any charges, costs, fees, penalties or fines required for the enforcement of this Agreement and related to the execution of the documents to be entered into pursuant hereto.

5. CONDUCT AND CONTROL OF OPERATIONS

5.1The Farm-Out Well shall be drilled by the Operator. The Operator shall calculate, make cash calls, report on and invoice the other Party for all costs, expenses and charges payable by the Operator under this Agreement. Such calculations, cash calls, reports, charges and invoicing shall be carried out under the terms of the JOA.

5.2 All decisions relating to the testing and suspending, temporary suspending or abandonment of operations contemplated hereunder shall be made pursuant to the provisions set out in the JOA.

5.3The JOA shall be deemed to apply to all operations carried out hereunder and Frontier and RWE-DEA shall comply with the requirements of the JOA and similarily the relief from liability set forth in the JOA shall apply, unless specifically superseded by the terms of this Agreement.


5.4RWE-DEA shall have the right of access at all reasonable times and at its sole risk and expense to the seismic operations and to the location of the Farm-Out Well and/or the drilling operations provided RWE-DEA gives Frontier reasonable notice of the date such access is required and identifies the representative or representatives to whom such access is to be granted.

5.5RWE-DEA shall have the right to audit the accounts and records of the Operator relating to the seismic operations and the Farm-Out Well in accordance, mutatis mutandis, with the provisions of Paragraph 3 of Section III of the Accounting Procedure attached to the JOA.

6. INTERESTS

   As provided for in Clause 2, Frontier undertakes to assign and transfer to RWE-DEA its Farm-Out Interest with the result that thereafter the ownership interests of Frontier and RWE-DEA in and to the Concessions, the Usufruct, and the JOA (insofar, in each case, as the same relates to the Assigned
   Area) shall be:

       Frontier        50 %
       RWE-DEA         50 %


7. WARRANTIES AND UNDERTAKINGS

7.1Frontier hereby represents and warrants to RWE-DEA as set out in paragraphs
   a) through f) below that:

   a) the information contained in this Agreement including the Recitals which has been supplied by it is true and accurate in all material respects; and

   b) the Farm-Out Interest to be assigned by it pursuant to this Agreement is owned legally and beneficially by it and upon execution and delivery of any of the Assignment Documents will be free and clear of all charges, claims, liens, encumbrances and equities other than as stated or referred to in this Agreement or the Usufruct Agreement or the JOA and is not subject to any royalties, overriding royalties, net profit arrangements or similar payments other than royalties and payments due under or by virtue of the Concessions or the Usufruct Agreement or the JOA or by virtue of any statutory enactment; and

   c) there has been no default by it under the Concessions nor any notice issued to or act or omission of it which, with the passage of time, notice, or both, would constitute a default under or otherwise result in the Concessions ceasing to be in full force and effect and no amounts payable by it under the Concessions are past due and it has not given notice of intention to withdraw and has not withdrawn from the Concessions; and

   d) there has been no default by it under the Usufruct Agreement which is material in the context of this Agreement nor any notice issued to or act or omission of it which, with the passage of time, notice, or both, would constitute a default under or result in the Usufruct Agreement ceasing to be in full force and effect and no material amounts payable by it under the Usufruct Agreement are past due and it has not given notice of intention to withdraw and has not withdrawn from the Usufruct Agreement; and

   e) save as provided in the Usufruct Agreement and save as Evaluation Material (as defined and provided under the Confidentiality Letter Agreement dated December 12, 1995, between the Parties) owned by third parties, it is under no confidentiality undertaking in respect of any information or data which relates to or is referable to the Farm-Out Interest; and

   f) no sole risk project has been proposed by it, or carried out by it, pursuant to the JOA.

7.2Frontier hereby represents and warrants to RWE-DEA that in relation to matters which should properly be within its knowledge:

   a) The Concessions are valid and subsisting and all terms and conditions thereof required to be fulfilled prior to the date hereof, as the terms thereof have been modified or amended in agreement with the Government, have been duly complied with by it in all material respects and all licences and consents of governments or governmental authorities required in connection therewith and with operations conducted to date thereunder have been duly obtained and remain in full force and effect; and


   b) no litigation, arbitration or administrative proceeding is in being, pending or the threat of which is recorded in writing and no judgement or award has been given or made by any court or other tribunal or governmental agency which relates to the Farm-Out Interest or to operations under the Usufruct Agreement; and

   c) RWE-DEA has been supplied with a true, complete and accurate copy of the Concessions and the Usufruct Agreement and there are not in existence any other agreements or documents amending, supplementing or affecting the same or affecting the Farm-Out Interest.

7.3Frontier undertakes that it will, to the extent that it is reasonably within its power to do so, refrain from doing any act or thing or from authorising any act or thing to be done over which it has control or which it can otherwise by the exercise of any right or power reasonably prevent from being done which if done would to its knowledge prevent any of the representations and warranties set out in Sub-clause 7.1 and Sub-clause 7.2 from being true and accurate were the same to be repeated at the date of execution of the Assignment Documents pursuant to Clause 2 by reference to circumstances existing at such date.

7.4Each Party warrants and undertakes to the other Party that it has and will have all requisite corporate power and authority to execute this Agreement and the Assignment Documents to which it is a party and to perform its obligations hereunder and thereunder and such execution and performance has been duly authorised by all appropriate corporate action.

8. FURTHER ASSURANCE


   The Parties agree to execute and deliver to each other all such additional instruments and to do all such further acts and things as may be reasonably requested by any Party to effect the assignment contemplated by this Agreement or more fully to vest in and assure RWE-DEA of all rights, powers, privileges and remedies intended to be conferred upon RWE-DEA under this Agreement and under the Assignment Documents.

9. INFORMATION

9.1 Frontier shall afford RWE-DEA access to all data and information relating to the Assigned Area previously acquired pursuant to Joint Operations under the Concessions and Usufruct Agreement and shall furnish to RWE-DEA any such data and information as RWE-DEA may reasonably request. Frontier will exercise best efforts to obtain reasonable access to third party information previously provided to RWE-DEA pursuant to the aforementioned
   Confidentiality Letter Agreement.

9.2In the event that RWE-DEA fails to fulfil its obligations pursuant to Clause
   3 any data and information furnished to RWE-DEA under Sub-clause 9.1 shall be returned, together with all copies thereof, to Frontier.

10.CONFIDENTIALITY

   Except as required by law, Each of the Parties agrees to keep confidential on and subject to the terms set out in the JOA:

   a)  the terms of this Agreement; and

   b) all information and data it may acquire or receive under or in connection with this Agreement.

11.FORCE MAJEURE
   Any obligation of any Party hereunder, other than the obligations to make payments of money, shall be suspended if and for so long as such Party is prevented or hindered from complying therewith by any cause beyond the reasonable control of such Party, provided always that a lack of funds shall be deemed not to be a cause beyond reasonable control. In such event, such Party shall give notice of the occurrence of each cause as soon as reasonably possible to the other Party stating the date and extent of such occurence. Any of the Parties whose obligations have been suspended as aforesaid shall resume the performance of the obligations as soon as reasonably possible after the removal of the cause and shall so notify the other Party provided that the right to resume performance of such obligations shall terminate on relinquishment or revocation of the Concessions.


12.ASSIGNMENT

12.1 Each of the Parties may assign or transfer the whole or any part of its Percentage Interest in accordance with the terms of the Usufruct Agreement and the JOA provided that any third party assignee or transferee shall as a condition to such assignment agree to become a party to this Agreement and shall fulfil the obligations of the Assignor under this Agreement to the extent that they are not fulfilled by Assignor.

12.2 The provisions of this Agreement shall inure to the benefit of and be binding on the successors in title and permitted assignees of the Parties.

13.AMENDMENT

   This Agreement may only be altered, varied or amended by written instrument executed by all the Parties.

14.RELATIONSHIP

14.1 Nothing in this Agreement shall be construed as creating a partnership of any kind, or association, or a trust, or as imposing upon any Party any duty, obligation or liability of a partnership nature and each Party shall be individually and severally responsible hereunder only for its obligations as set out in this Agreement.

14.2 Those Parties subject to the taxing jurisdiction of the United States of America agree to elect, under Section 761 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), to be excluded from all of the provisions of Subchapter K of Chapter 1, Subtitle A of the Code.



14.3 Nothwithstanding anything to the contrary contained in this Agreement, a Party not subject to the income tax laws of the United Stated of America shall not be required to do or execute anything which might subject it or its income to any United States of Amercia tax and nothing contained in this Agreement shall constitute or shall be construed as constituting a submission by any Party to the taxation jurisdiction of the United States of America.

15.NOTICES

   Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other address as any Party wishing to change its address may notify to the other Party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the twentieth working day next following the day of sending (if sent by post).

   Frontier Oil Exploration Company
   3006 Highland Drive Nr. 206
   Salt Lake City, UT 84106
   U.S.A.
   Fax:  001-801-486-5575
   Phone:              001-801-486-5555


   RWE-DEA Aktiengesellschaft
   fur Mineraloel und Chemie
   Uberseering 40
   22297 Hamburg
   Germany
   Fax:  49-40-6375-3590
   Phone:               49-40-6375-2357

16.TERMINATION

   In the event of termination of this Agreement for any reason, whether or not under the terms of this Agreement, such termination shall be without prejudice to any rights, liabilities and obligations accrued or outstanding at the date of termination or otherwise arising in respect of Farm-Out Well operations carried out prior to such termination.

17.GOVERNING LAW / ARBITRATION

17.1 The laws of the Republic of Austria shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of law rules which would otherwise require the application of laws of any other jurisdiction.

17.2 Any dispute arising in connection with this Agreement shall be exclusively and finally settled by arbitration in Vienna, Austria, in accordance with the Rules of UNCITRAL, the United Nations Commission on International Trade Law.

17.3 The arbitration panel shall render its decisions in writing, and such written decisions and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding, and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof.

IN WITNESS whereof the Parties have caused this Agreement to be executed by their duly authorised representatives the day month and year first above written.

Frontier Poland Exploration        RWE-DEA Aktiengesellschaft
and Producing Company Sp. z o.o.   fur Mineraloel und Chemie



By: /s/ David N. Pierce            By: /s/ Wolfgang Schaefer